EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the annual report on Form 10-K of Rotoblock Corporation and its subsidiaries of our report dated April 12, 2013, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ Parker Randall CF

Parker Randall CF (H.K.) CPA Limited

Certified Public Accountant

April 12, 2013

Hong Kong